HumaScan Inc.
                             CONTRACT OF EMPLOYMENT


     This agreement, made as of the 1st day of September 1998, between HUMASCAN INC. (the "Company"), and Chris J. M. Blaxland (the "Employee").

                                R E C I T A L S:

     The Company wishes to employ Employee on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for and in consideration of the mutual promises and agreements of the parties and other good and valuable consideration, the Company and the Employee agree as follows:

     1. Employment. The Company hereby employs the Employee as President and Chief Executive Officer of the Company. The Company undertakes to have the Employee elected to the Board of Directors of the Company as soon as reasonably practicable. The Employee shall, consistent with the position and dignity of the office of President, Chief Executive Officer and Director of the Company, perform such duties as shall be reasonably directed by the Company's Board of Directors from time to time.

     2. Performance. The Employee agrees to serve the Company faithfully and to the best of his ability solely under the direction of the Company's Board of Directors. The Employee shall report solely to the Board of Directors and shall devote his full working time, energy and skills to the performance of his duties hereunder, provided, that the Employee shall be permitted to serve as a member of up to three boards of directors or advisory boards of other companies or organizations. Notwithstanding the foregoing sentence, the Employer shall not serve on the board of directors or advisory board of any company or organization
(i) that supplies goods or materials used by the Company in the construction of its BreastAlert units or any other products, or (ii) if such service violates
Section 9(c) of this Agreement regarding competition.

     3. Term. The initial term of Employee's employment hereunder shall commence on the date hereof and continue for twelve months. Thereafter, the term of this Agreement shall automatically be extended for successive terms of twelve months each, unless employee or the Company gives notice of termination to the other within 30 days prior to the end of the initial term or any additional twelve month term, as the case may be.

     4. Compensation. The Company shall pay the Employee, commencing as of the date of this Agreement, the following compensation for services rendered hereunder:

     (a) Salary. The Company shall pay the Employee a base salary of ONE HUNDRED SEVENTY-FIVE THOUSAND and 00/100 DOLLARS ($175,000.00) per year during the term of this Agreement. The Employee's salary shall be reviewed annually by the Board of Directors of the Company in accordance with the Company's compensation program solely for the purpose of determining increases.

     (b) Bonus. During the term of employment, the Employee shall be eligible to receive an annual bonus, to be awarded at the sole discretion of the Board of Directors of the Company, in an amount of up to $50,000 or such greater amount as the Employee and the Board of Directors may agree upon. The Board shall use as a basis for determining the extent of such bonus awards the attainment of stated goals and objectives for the Employee to be set by the Board of Directors after consultation with the Employee. For the first year of employment hereunder, the Company shall pay the Employee a bonus of $25,000 upon the attainment of a goal of 750,000 BreastAlert units sold through September 1, 1999 and an additional bonus of $25,000 upon the attainment of a goal of 1,500,000 BreastAlert units sold through September 1, 1999.

     (c) Options. As soon as reasonably practicable after the execution of this Agreement, the Company shall grant to the Employee options under the Company's 1996 Stock Incentive Plan (the "Plan") to purchase 150,000

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(one hundred fifty thousand) shares of the Company's common stock at a per share exercise price equal to the fair market value of a share of the Company's common stock as determined in accordance with the Plan. The options shall vest in accordance with the following schedule provided that the Employee is continuously employed by the Company through the date of vesting: (i) options for 30,000 shares shall vest on September 1, 1998, (ii) options for 30,000 shares shall vest on March 1, 1999 and (iii) options for 30,000 shares shall vest on each anniversary of this contract to September 1, 2001. The options shall expire five years from the date on which they vest. From time to time, the Board of Directors will review the performance of the employee and consider additional option grants. The following terms shall also apply to option grants received by the Employee:

         (i) The Company represents that it has available or shall cause to be available sufficient shares under the Plan to cover stock to be issued pursuant to the Plan upon the Employee's exercise of the options.

         (ii) All unvested options will become exercisable immediately upon a merger, consolidation, acquisition of property or stock, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of the Company's Common Stock. In addition, such options shall become immediately exercisable in the event of a change in control of the Company. A change in control of the Company shall be deemed to occur if (a) the Company is merged with or into or consolidated with another corporation or other entity under circumstances where the shareholders of the Company immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent of the voting power of the Company or the surviving or resulting corporation or other entity, as the case may be, or
(b) if the Company is liquidated or sells or otherwise disposes of substantially all of its assets to another corporation or entity, or (c) if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) shall become the beneficial owner (within the meaning of Rule 13d-3 under such Act) of thirty (30%) percent or more of the Common Stock of the Company other than pursuant to a plan or arrangement entered into by such person and the Company or otherwise approved by the Board of Directors; provided, however, clause (c) above shall not apply with respect to Travelers Group Inc. unless Travelers Group Inc. becomes a beneficial owner of forty (40%) percent of more of the Common Stock of the Company. The Employee and the Company may agree upon other performance based milestones to cause the accelerated vesting of unvested options.

         (iii) In the event that the acceleration of any option to be granted to the Employee (the "Accelerated Options") (1) constitutes a "parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (2) but for this provision, would be subject to the excise tax imposed by section 4999 of the Code (the "Excise Tax"), then the amount of the Accelerated Options may be reduced to the largest amount which the Employee, in his sole discretion, determines would result in no portion of the Accelerated Options (or only such portion thereof as is acceptable to the Employee) being subject to the Excise Tax. The determination by the Employee of any reduction shall be conclusive and binding upon the Company. The Company shall reduce such Accelerated Options only upon written notice by the Employee indicating the amount of such reduction.

     (d) Housing Allowance. Employee shall receive a $1,000.00 per month housing allowance.

     (e) Employee Benefit Plans. Employee shall participate in all medical, pension and welfare plans, programs and benefits (the "Plans") that are generally made available to executives of the Company and such other Plans as may be deemed appropriate by the Board of Directors.

     (f) Fringe Benefits. Employee shall be entitled to such perquisites that are generally made available to executives of the Company or as may be deemed appropriate by the Board of Directors. Employee will be entitled to four (4) weeks paid vacation per year.

     5. Disability. If Employee becomes incapacitated by reason of mental or physical disability, during the term hereof, so that he is unable to perform his principal duties and services on a full time basis for a period of three (3) consecutive months, the Company may terminate the Employee's employment hereunder by notice in

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writing to the Employee. Upon such termination, Employee shall be entitled to all accrued and unpaid salary through the date of such termination any benefits due under any disability policy maintained by the Company for Employee's benefit.

     6. Death. The Employee's employment hereunder shall terminate automatically upon the death of Employee during the term of this Agreement. The Employee's personal representative shall be entitled to receive insurance proceeds similar to those furnished to all employees of the Company.

     7. Company's Right to Terminate. The Company may terminate Employee's employment hereunder for Cause at any time after the effective date hereof by written notice to Employee. From and after the date of such termination, the Company shall have no further obligation hereunder to provide compensation or benefits to Employee. If Employee is terminated by reason of death or disability or for a reason other than cause, or if this Agreement is not automatically extended upon the election of the Company, the Employee shall be paid a minimum of six (6) months base salary as severance pay, and Employee shall have no further right to compensation upon payment of such minimum amount. For the purpose of this Agreement "cause" means any of the following:

         (i) A breach by the Employee of Section 9(d) of this Agreement;

         (ii) A material breach of any other provision of this Agreement by the Employee, including the Employee's failure to materially perform his duties hereunder (other than a breach resulting from the Employee's incapacity due to physical or mental illness), if that breach is not remedied within thirty (30) days after written notice is given to the Employee describing the acts alleged to constitute the breach;

         (iii) A act of fraud, misappropriation, embezzlement or similar willful and malicious conduct by the Employee against the Company; or

         (iv) Indictment of the Employee for a felony or any conviction of, or guilty plea or plea of nolo contendere by the Employee to, a crime involving moral turpitude if that crime of moral turpitude tends or would reasonablely tend to bring the Corporation into disrepute or expose it to unfavorable publicity.

     8. Employee's Right to Terminate. Employee may terminate his employment hereunder at any time, and in the event of a termination by employee for "good reason", he shall be entitled to the severance pay provided in section 7, where "good reason" is defined as a reduction in pay, title or responsibility, a transfer over the Employee's objection to a location more than seventy-five (75) miles from the Company's office in Cranford, New Jersey, or the Company's failure to have the Employee elected, or re-elected, to the Board of Directors of the Company.

     9. Employee's Undertakings. (a) Employee agrees to devote Employee's full working time, attention, knowledge and skills to the Company's business and operation to the degree required adequately to perform Employee's assigned duties, and to use Employee's best efforts to promote the interests of the Company.

     (b) Upon termination of employment hereunder, Employee will immediately surrender to the Company originals and all copies of correspondence, books, lists, records, reports, samples, equipment, contracts and other written memoranda or documents relating to the business of the Company and all other property obtained from, relating to, or belonging to the Company.

     (c) Employee agrees that during the term of this Agreement and for a period of twelve (12) months after termination of employment with the Company, the Employee will not directly or indirectly own, manage, join, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with any business engaged in the development, manufacture or sale of any breast thermal activity test products or any other products being developed, manufactured or sold by the Company at the time of such termination; provided, however, this provision shall apply only to those businesses located in any jurisdiction in the United States in which the Company's products are sold in the one year period ending on the date of termination. Notwithstanding the foregoing sentence, following the date of the Employee's termination with the Company, the



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Employee shall be entitled to manage, join, be employed by or participate in the management or operation of any branch or division of any business so long as such branch or division does not engage in the development, manufacture or sale of any breast thermal activity test products or any other products being developed, manufactured or sold by the Company at the time of such termination and such business employs at least four hundred (400) people; provided, however, in no event shall the Employee be entitled to serve on the board of directors of such a business during the term of this Agreement and for a period of twelve
(12) months thereafter. The Employee further agrees that during such twelve (12) month period, the Employee, or any agent of the Employee will not solicit, in competition with the business of the Company, business from any customer or prospect known to the Employee to be a customer or prospect of the Company. Notwithstanding the foregoing, the beneficial ownership by the Employee (including ownership by any one or more members of his immediate family and any entity under his direct or indirect control) of less then five percent (5%) of the outstanding shares of capital stock of any corporation which may be engaged in any of the same lines of business as the Company's business shall not constitute a breach of the convents contained in this Agreement.

     (d) The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data of the Company obtained by the Employee during employment by the Company. The Employee shall not during employment hereunder or for a period of five (5) years after the termination of such employment, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than the Company, or persons, firms or corporations designated by the Company. This Section shall not apply to any information which (i) is or becomes generally available to the public or a third party without obligation of confidence other than as a result of a disclosure directly or indirectly by the Employee, or (ii) the Employee is required to disclose pursuant to subpoena, court order or other governmental process. In the event disclosure is necessary pursuant to the provisions of clause (ii) of the preceding sentence, the Employee shall promptly, but in no event more than three (3) business days after learning of such subpoena, court order, or other governmental process, notify the Company and, at the Company's expense, (a) take all reasonable action requested by the Company to defend against the enforcement of such subpoena, court order or other governmental process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof. During the term of the Employee's employment and for a period of twelve (12) months after the end or termination of such employment, the Employee will not, directly or indirectly, solicit or induce any employee of the Company to leave his or her employment, nor will the Employee in any capacity hire or cause to be hired any person who within twelve (12) months prior thereto shall have been employed as an employee of the Company, for any employment, nor shall the Employee, directly or indirectly, aid or assist any other person, firm or corporation to do any of the aforesaid acts.

     (e) The parties hereto agree and stipulate that the foregoing restraints shall be enforceable through injunction as well as an action for damages, that such restraints upon the Employee are reasonable with regard to their limitations and necessary for the protection of the Company and its business, and that such restraints will not be unduly burdensome for Employee.

     10. Conflict of Interest. After the date of this Agreement and during the term of the Employee's employment hereunder, Employee will not, at any time, enter into, on behalf of the Company or cause the Company to enter into, directly or indirectly any transactions with any business organization in which he or any member of his immediate family may be interested as a partner, trustee, director, officer, employee, shareholder, lender of money or guarantor. However, Employee may cause the Company to enter into any such transaction if the terms of any such transaction are approved by the Company's Board of Directors in accordance with applicable law.

     11. Representation by the Employee. The Employee is not a party to any agreement, contract or understanding which in any way restricts or prohibits him from fulfilling his obligations hereunder in accordance with the terms of this Agreement.

     12. Representation by the Company. The Company is duly authorized to execute and deliver this Agreement, which has been approved by its Board of Directors. This Agreement constitutes the binding obligation of the Company enforceable against it in accordance with its terms.

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     13. Expenses. During the term of employment, all travel and other reasonable business expenses incident to the rendering of services by the Employee under this Agreement will be paid or reimbursed by the Company subject to the submission of appropriate vouchers and receipts in accordance with the Company's policy from time to time in effect.

     14. Notices. All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or five business days after being sent by registered or certified mail, return receipt requested, postage paid, addressed as follows:

         If to the Employee:

                  Chris J. M. Blaxland
                  509 County Line Road
                  Radnor, PA 19087
                  Facsimile No.: (610) 971-1518

                  with a copy to:

                  Richard J. Pinto, Esq.
                  Smith, Stratton, Wise, Heher & Brennan
                  600 College Road East
                  Princeton, NJ  08540
                  Facsimile No.: (609) 987-6651

         If to the Company:

                  HumaScan Inc.
                  125 Moen Avenue
                  Cranford, NJ 07016
                  Attn: Chairman of the Board
                  Facsimile No.: (908) 709-4646

                  with a copy to:

                  David Alan Miller, Esq.
                  Graubard, Mollen and Miller
                  600 Third Avenue
                  New York, NY 10016
                  Facsimile No.: (212) 818-8881

Any party may, by written notice to the other in accordance with this Section 13, change the address to which notices to such party are to be delivered or mailed.

     15. Miscellaneous. This Agreement sets forth the entire understanding of the parties and cancels and supersedes all prior agreements and understandings, either written or oral, between the Company (including its predecessors) and the concerning the Company's employment of the Employee. No statement, representation, warranty or covenant has been made by either party, except as expressly set forth herein. This Agreement shall not be changed or terminated orally, and it shall not be assignable by the Employee, but the benefits and obligations hereunder shall be binding upon and inure to the benefit of and be enforceable by the respective heirs and personal representatives of the employee and upon the successors and assigns of the Company. This Agreement shall be construed and enforced in accordance with the laws of New Jersey. If any provision of this Agreement is held to be void or unenforceable, the remaining provisions shall be unaffected thereby and shall continue in full force and


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effect. The Company shall reimburse the Employee for his reasonable legal expenses incurred in connection with the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $1,000.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


                                  HUMASCAN INC.


                                  By______________________________________
                                  Elizabeth E. Tallett
                                  For the Board of Directors




                                  ----------------------------------------
                                  Chris J. M. Blaxland